Exhibit 10.1

AMENDMENT TO THE AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
WHEELER REIT, L.P.

September 4, 2019

Pursuant to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P., as amended (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in order to address changes in the law and procedures applicable to federal income tax audits of partnerships:
1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement, including any amendments thereto.
2.    Partnership Tax Proceedings. Sections 10.3.A and 10.3.B of the Partnership Agreement shall apply with respect to federal income tax proceedings (including administrative and judicial proceedings) as they pertain to the Partnership’s federal income tax return for any taxable year beginning prior to January 1, 2018. For the avoidance of doubt, the references to Code Sections 6231 and 6223(b)(2) set forth in Sections 10.3.A and 10.3.B of the Partnership Agreement are intended to refer to such Code Sections as in effect for partnership taxable years beginning prior to January 1, 2018. With respect to federal income tax proceedings pertaining to any taxable year of the Partnership beginning on or after January 1, 2018, Sections 10.3.A and 10.3.B of the Partnership Agreement shall not apply, and instead the following provisions (designated as a new Section 10.3.C of the Partnership Agreement) shall apply:
C.    Partnership Representative.
For each taxable year of the Partnership beginning after December 31, 2017, the General Partner shall be designated as the “partnership representative” of the Partnership for purposes of the new partnership audit laws and procedures set forth in Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114‑74, and including any successor statutes thereto or Regulations promulgated or official guidance issued thereunder (the “New Partnership Audit Procedures”), and an individual selected by the General Partner shall be the “designated individual” for the partnership representative for purposes of the New Partnership Audit Procedures. The partnership representative shall have the sole authority to represent, bind, and act on behalf of the Partnership in connection with all federal income tax proceedings (including administrative and judicial proceedings) and shall have the sole authority and discretion to make all relevant decisions regarding any such tax proceedings and the application of the New Partnership Audit Procedures, including, but not limited to, any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any such tax proceeding, or whether to make an election under Section 6226 of the Code or any other elections under the New Partnership Audit Procedures. Each Partner shall timely provide any information requested by the partnership representative in order to make any such election or to modify any imputed underpayment of tax in connection with any such tax proceeding. To the extent that the Partnership incurs any liability for tax (including interest and penalties) under Code Section 6225 as the result of any imputed underpayment, the General Partner (i) may treat such amount as a Partnership expense, or (ii) may allocate such amount among the Partners in an equitable manner as determined by the General Partner in its sole discretion and treat the amount allocated to a Partner as a withholding of tax subject to Section 10.4 of the Partnership Agreement. All third-party costs and expenses incurred by the partnership representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 7.4 of the Partnership Agreement. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the partnership representative in discharging its duties hereunder. The partnership representative, designated individual, and any other Person acting on behalf of the partnership representative in its capacity as such (a “Tax Matters Person”) shall not be liable to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Partnership or any Partners in connection with any action, inaction, or decision made in such capacity. In addition, the Partnership shall indemnify each Tax Matters Person from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney’s fees and other legal fees and expenses, judgments fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the Partnership, in which such Tax Matters Person may be involved, or is threatened to be involved, as a party or otherwise.
3.    Full Force and Effect. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

WHEELER REAL ESTATE INVESTMENT TRUST, INC., a Maryland real estate investment trust

By:     /s/ David Kelly
Name:    David Kelly
Title:    President and CEO